UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

(RULE 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE § 240.13d-2(a)

(Amendment No. 4)*

ANESIVA, INC.

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(Name of Issuer)

COMMON STOCK

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(Title of Class of Securities)

03460L100

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(CUSIP Number)

Nathalie Auber

Sofinnova Ventures, Inc.

140 Geary Street, 10th Floor
San Francisco, CA 94108
(415) 228-3393

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(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 1, 2009

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(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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This Amendment No. 4 (“Amendment No. 4”) amends and supplements the Schedule 13D as originally filed on December 27, 2005, and as amended on December 21, 2007, January 28, 2009 and March 4, 2009 (as so amended, the “Original Schedule 13D”) to report events in connection with the sale of securities by Anesiva, Inc. (the “Company”), a Delaware corporation, formerly known as Corgentech, Inc., in a private placement transaction on April 1, 2009.

This Amendment No. 4 is being filed on behalf of Sofinnova Venture Partners V, L.P., Sofinnova Affiliates V, L.P., Sofinnova Venture Principals V, L.P., Sofinnova Management V, L.L.C., Sofinnova Management V 2005, L.L.C., Sofinnova Venture Partners VII, L.P., Sofinnova Management VII, L.L.C., Michael F. Powell, Alain L. Azan, James I. Healy, M.D., Ph.D. and Eric P. Buatois.

All terms used, but not defined, in this Amendment No. 4 are as defined in the Original Schedule 13D.  The summary descriptions contained herein of certain agreements and documents are qualified in their entirety by reference to the complete text of such agreements and documents filed as Exhibits hereto or incorporated herein by reference.

Item 4.

Purpose of the Transaction.

Item 4 of the Original Schedule 13D, “Purpose of the Transaction,” is amended by adding the following:

On April 1, 2009, Sofinnova Venture Partners VII, L.P. invested an additional $540,000 pursuant to the terms and conditions of the Agreement and received a Security in the same principal amount.  The Security has the same terms and conditions as the Securities purchased by Sofinnova Venture Partners VII, L.P. on January 20, 2009 and on March 3, 2009.

Item 7.

Material to be Filed as Exhibits.

Item 7 of the Original Schedule 13D, “Material to be Filed as Exhibits,” is amended by adding the following:

Exhibit A

Agreement of Joint Filing

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SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 2, 2009

SOFINNOVA VENTURE PARTNERS V, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management V, L.L.C.,

a Delaware Limited Liability Company

By:

Sofinnova Management V 2005, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partners

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA VENTURE AFFILIATES V, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management V, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partner

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

----------------------------------- ------------------------ CUSIP NO. 03460L100 SCHEDULE 13D Page 4 of 9 ----------------------------------- ------------------------

SOFINNOVA VENTURE PRINCIPALS V, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management V, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partner

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA MANAGEMENT V, L.L.C.,

a Delaware Limited Liability Company

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA MANAGEMENT V 2005, L.L.C.,

a Delaware Limited Liability Company

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA VENTURE PARTNERS VII, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management VII, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partner

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

----------------------------------- ------------------------ CUSIP NO. 03460L100 SCHEDULE 13D Page 5 of 9 ----------------------------------- ------------------------

SOFINNOVA MANAGEMENT VII, L.L.C.,

a Delaware Limited Liability Company

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

JAMES I. HEALY, M.D., PH.D.

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

MICHAEL F. POWELL

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

ALAIN L. AZAN

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

ERIC P. BUATOIS

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

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EXHIBIT INDEX

Exhibit A

Agreement of Joint Filing

----------------------------------- ------------------------ CUSIP NO. 03460L100 SCHEDULE 13D Page 7 of 9 ----------------------------------- ------------------------

Exhibit A

AGREEMENT OF JOINT FILING

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the common stock of Anesiva, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated:  April 2, 2009

SOFINNOVA VENTURE PARTNERS V, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management V, L.L.C.,

a Delaware Limited Liability Company

By:

Sofinnova Management V 2005, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partners

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA VENTURE AFFILIATES V, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management V, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partner

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

----------------------------------- ------------------------ CUSIP NO. 03460L100 SCHEDULE 13D Page 8 of 9 ----------------------------------- ------------------------

SOFINNOVA VENTURE PRINCIPALS V, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management V, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partner

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA MANAGEMENT V, L.L.C.,

a Delaware Limited Liability Company

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA MANAGEMENT V 2005, L.L.C.,

a Delaware Limited Liability Company

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

SOFINNOVA VENTURE PARTNERS VII, L.P.,

a Delaware Limited Partnership

By:

Sofinnova Management VII, L.L.C.,

a Delaware Limited Liability Company

Its:

General Partner

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

----------------------------------- ------------------------ CUSIP NO. 03460L100 SCHEDULE 13D Page 9 of 9 ----------------------------------- ------------------------

SOFINNOVA MANAGEMENT VII, L.L.C.,

a Delaware Limited Liability Company

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

JAMES I. HEALY, M.D., PH.D.

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

MICHAEL F. POWELL

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

ALAIN L. AZAN

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact

ERIC P. BUATOIS

By:

/s/ Nathalie Auber

Nathalie Auber

Attorney-in-Fact